Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Navidea Biopharmaceuticals, Inc.

Dublin, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-195806) and Form S-8 (No. 333-119219, 333-130636, 333-130640, 333-153110, 333-158323, 333-183317 and 333-198716) of Navidea Biopharmaceuticals, Inc. of our reports dated March 23, 2016, relating to the consolidated financial statements and the effectiveness of Navidea Biopharmaceuticals, Inc.’s internal control over financial reporting, which appear in this Form 10-K.  Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015.

/s/ BDO USA, LLP

Chicago, Illinois

March 23, 2016